UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 17, 2007
Commission file number 1-11625
Pentair, Inc.
(Exact name of Registrant as specified in its charter)

Minnesota	41-0907434

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

5500 Wayzata Blvd, Suite 800, Golden Valley, Minnesota	55416

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (763) 545-1730
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events
On January 17, 2007, Pentair, Inc. (the “Company”) issued a press release announcing that substantially all of the jury verdict against its subsidiary, Essef Corporation (“Essef”), was reversed. The following is a summary of the status of the proceedings as a result of such decision:
Twenty-eight separate lawsuits involving 29 primary plaintiffs, a class action, and claims for indemnity by Celebrity Cruise Lines, Inc. (Celebrity) were brought against Essef and certain of its subsidiaries prior to our acquisition of Essef in August 1999. The claims against Essef and its involved subsidiaries were based upon the allegation that Essef designed, manufactured, and marketed two sand swimming pool filters that were installed as a part of the spa system on the Horizon cruise ship, and allegations that the spa and filters contained Legionnaire’s disease bacteria that infected certain passengers on cruises from April 1994 through July 1994.
The individual and class claims by passengers were tried and resulted in an adverse jury verdict finding liability on the part of the Essef defendants (70%) and Celebrity and its sister company, Fantasia (together 30%). After expiration of post-trial appeals, we paid all outstanding punitive damage awards of $7.0 million in the Horizon cases, plus interest of approximately $1.6 million, in January 2004. All of the personal injury cases have now been resolved through either settlement or trial.
The only remaining unresolved claims in this case were those brought by Celebrity for damages resulting from the outbreak. Celebrity filed an amended complaint seeking attorney fees and costs for prior litigation as well as out-of-pocket losses, lost profits, and loss of business enterprise value. On June 28, 2006, the jury returned a verdict against the Essef defendants in the total amount of $193.0 million for its claims for out-of-pocket expenses ($10.4 million), lost profits ($47.6 million) and lost enterprise value ($135.0 million). The verdict was exclusive of pre-judgment interest and attorneys’ fees.
On January 17, 2007, the Court ruled on our post-trial motions, granting judgment in our favor as a matter of law with respect to Celebrity’s claim for lost enterprise value. The Court also granted a new trial with respect to lost profits. In addition, the Court denied without prejudice our claim for contribution to reduce Celebrity’s recovery by 30% to account for its contributory negligence, with leave to renew the motion following retrial.
Celebrity’s claim for lost profits at trial amounted to approximately $60.3 million. We believe that actual lost profits suffered, if any, are substantially less. In a new trial, there remain questions of causation, contribution and proof of damages to be determined. We intend to vigorously defend against Celebrity’s claims. We cannot predict whether Celebrity will appeal the ruling on lost enterprise value, nor whether and to what extent Essef may eventually be found liable on Celebrity’s claims.
Several issues have not been decided by the Court, including whether Celebrity is entitled to recovery of its attorneys’ fees and related costs in the passenger claims phase of the case ($4.1 million), and, with respect to pre-judgment interest, the length of the interest period and the rate of interest on any eventual judgment. We have assessed the impact of the ruling on our previously established reserves for this matter and, based on information available at this time, have not changed our reserves following this ruling, except to take into account quarterly interest accruals.
We believe that any judgment we pay in this matter would be tax-deductible in the year paid or in subsequent years. In addition to the impact of any loss on this matter on our earnings per share when recognized, we may need to borrow funds from our banks or other sources to pay any judgment finally determined after exhaustion of all appeals. We expect that we would have available adequate funds to allow us to do so, based on discussions with our lending sources and our estimates of the results of our business operations over the foreseeable future.
A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
ITEM 9.01 Financial Statements and Exhibits
(a)	Financial Statements of Businesses Acquired Not applicable.

(b)	Pro Forma Financial Information Not applicable.

(c)	Shell Company Transactions Not applicable

(d)	Exhibits
The following exhibit is provided as part of the information filed under Item 8.01 of this Current Report on Form 8-K:

Exhibit	Description
99.1	Pentair, Inc. press release dated January 17, 2007 announcing that a majority of the jury verdict against its subsidiary, Essef Corporation was reversed.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on January 22, 2007.

PENTAIR, INC. Registrant
By /s/ David D. Harrison
David D. Harrison
Executive Vice President and Chief Financial Officer (Chief Accounting Officer)

PENTAIR, INC.
Exhibit Index to Current Report on Form 8-K
Dated January 17, 2007

Exhibit
Number	Description
99.1	Pentair, Inc. press release dated January 17, 2007 announcing that a majority of the jury verdict against its subsidiary, Essef Corporation was reversed.